Exhibit 5.1

April 22, 2022

Blue Star Foods Corp.

3000 NW 109th Avenue

Miami, Florida 33172

Re:	Registration Statement on Form S-3

Gentlemen:

We have acted as counsel to Blue Star Foods Corp., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of the Company’s Registration Statement on Form S-3 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Act”), as thereafter amended or supplemented. The Registration Statement relates to the proposed resale from time to time of up to an aggregate of 4,833,333 shares (the “Shares”) of common stock, par value $0.0001 per share (the “Common Stock”), of the Company to be offered pursuant to the prospectus which is part of the Registration Statement. The Shares consist of (i) up to 3,833,333 shares of Common Stock (the “Lind Note Shares”) issuable upon the conversion or repayment in shares of the outstanding principal balance of a Senior Secured Convertible Promissory Note in the original principal amount of $5,750,000 (the “Note”) issued by the Company to the selling stockholder identified in the Registration Statement (the “Selling Stockholder”) on January 24, 2022, and (ii) up to 1,000,000 shares of Common Stock issuable upon the exercise of a five-year Common Stock Purchase Warrant (the “Warrant”) issued by the Company to the Selling Stockholder, dated January 24, 2022 (the “Lind Warrant Shares”), plus an indeterminate number of shares of Common Stock as may be issuable under Rule 416 of the Act to prevent dilution from stock splits, stock dividends or other distribution, recapitalization or similar transactions, for the account of the Selling Stockholder.

In rendering the opinion set forth herein, we have examined and relied upon original, certified, conformed or other copies of (a) the Certificate of Incorporation and Bylaws, both as amended to date, of the Company; (b) certain resolutions of the Board of Directors of the Company related to the filing of the Registration Statement and the authorization and issuance of the Shares and related matters; (c) the Registration Statement and the exhibits thereto; (d) the Note and the Warrant; and and (e) such corporate records of the Company, certificates of public officials, certificates of officers of the Company and other documents, agreements and instruments as we have deemed necessary as to matters of fact and have made such examinations of laws as we have deemed relevant as a basis for the opinions herein contained. In all such examinations, we have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted to us as conformed or other copies.

Without limiting the generality of the foregoing, in our examination, we have, with your permission, assumed without independent verification, that (a) all documents submitted to us as originals are authentic, the signatures on all documents that we examined are genuine, and all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies conform to the original document; and (b) all corporate records made available to us by the Company and all public records we have reviewed are accurate and complete. We note that the Company has reserved, and assume it will continue to maintain reserved, a sufficient number of its duly authorized but unissued shares of Common Stock as is necessary to provide for the issuance of the Lind Note Shares and the Lind Warrant Shares.

Based upon and subject to the foregoing, and subject to the qualifications, assumptions, limitations and exceptions stated herein, we are of the opinion that (i) the Lind Note Shares have been duly authorized by the Company and, when issued upon conversion in accordance with the terms and conditions of the Note, will be validly issued, fully paid and non-assessable, and (ii) the Lind Warrant Shares have been duly authorized by the Company and, when issued and paid for upon exercise in accordance with the terms and conditions of the Warrant, will be validly issued, fully paid and non-assessable.

We are attorneys admitted to practice in New York. We are familiar with the applicable provisions of the Delaware General Corporation Law and reported judicial decisions interpreting those laws, and we have made such inquiries with respect thereto as we consider necessary to render this opinion with respect to a Delaware corporation. This opinion letter is opining upon and is limited to the current federal securities laws of the United States and Delaware law, as such laws presently exist and to the facts as they presently exist, and we assume no obligation to revise or supplement this opinion after the effective date of the Registration Statement should the law be changed by legislative action, judicial decision or otherwise. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. Where our opinions expressed herein refer to events to occur at a future date, we have assumed that there will have been no changes in the relevant law or facts between the date hereof and such future date. Our opinions expressed herein are limited to the matters expressly stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

THE CRONE LAW GROUP P.C.

/s/ The Crone Law Group P.C.

500 Fifth Ave, Suite# 938, New York, NY 10110
9665 Wilshire Boulevard, Suite 895, Beverly Hills, CA 90212
NV Office: 775.234.5221
www.cronelawgroup.com